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                                                                    EXHIBIT 99.1


                  (THE HALLWOOD GROUP INCORPORATED LETTERHEAD)


FOR IMMEDIATE RELEASE

CONTACT:  MARY DOYLE
          VICE PRESIDENT
          INVESTOR RELATIONS
          (800)225-0135
          (214)528-5588

                     THE HALLWOOD GROUP INCORPORATED REPORTS
               RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2003

DALLAS, TEXAS, MAY 15, 2003 -- The Hallwood Group Incorporated (AMEX-HWG) today reported results for the first quarter ended March 31, 2003.

For the quarter, income from continuing operations was $1.4 million, or $0.99 per share assuming dilution, compared to income of $1.3 million, or $0.85 per share in 2002, on revenue of $27.4 million and $24.4 million, respectively. Net income was $1.4 million, or $0.99 per share, compared to $3.4 million, or $2.15 per share in 2002. The 2002 quarter included $1.5 million income from its discontinued hotel segment and $568,000 income from the cumulative effect of a change in accounting principle.

REAL ESTATE. The real estate segment earned $1.1 million on revenue of $1.6 million in the 2003 quarter, compared to income of $1.3 million on revenue of $1.7 million in 2002. The decrease was due to lower equity income from earnings of its Hallwood Realty Partners, L.P. affiliate.

TEXTILE PRODUCTS. Textile products reported income of $888,000 in the 2003 quarter on revenue of $24.8 million, compared to income of $507,000 on revenue of $21.4 million in 2002. The increase in 2003 revenue and income was the result of additional sales of specialty fabric to U.S. military contractors and higher gross profit margins.

OTHER, consisting principally of amortization of deferred revenue less administrative expenses, net hotel expense and interest, reported a loss of $86,000 in the 2003 quarter, compared to income of $283,000 in 2002. The 2002 quarter included $296,000 of income from the sale of miscellaneous securities.


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INCOME TAXES - The 2003 quarter income tax expense from continuing operations of
$588,000, included a non-cash, deferred federal tax charge of $396,000, a current federal tax charge of $29,000 and state tax expense of $163,000. The
2002 quarter income tax expense of $738,000 included a non-cash, deferred federal tax charge of $566,000, a current federal tax charge of $11,000 and $161,000 of state tax expense.

DISCONTINUED HOTEL OPERATIONS. Discontinued hotel operations in 2002 reported income of $1.5 million, which included a $2.6 million gain from extinguishment of a non-recourse mortgage loan, before a deferred tax charge of $875,000.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. Effective from the first quarter of 2002, the Company adopted Statement of Financial Accounting Standards No. 142 - Goodwill and Other Intangible Assets. The adoption resulted in the recording of $568,000 of income, which represented the unamortized amount of negative goodwill associated with the Company's investment in Hallwood Realty Partners, L.P.

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THE FOLLOWING TABLE SETS FORTH SELECTED FINANCIAL INFORMATION FOR THE THREE
MONTHS ENDED MARCH 31, 2003 AND 2002.

                         THE HALLWOOD GROUP INCORPORATED
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                      2003          2002
                                                    --------      --------
Revenue .......................................     $ 27,355      $ 24,354
                                                    ========      ========

Income from continuing operations
         before income tax ....................     $  1,941      $  2,054
Income taxes ..................................         (588)         (738)
                                                    --------      --------
Income from continuing operations .............        1,353         1,316
Income from discontinued operations,
         net of tax ...........................           --         1,476
                                                    --------      --------
Income before cumulative effect of change
         in accounting principle ..............        1,353         2,792
Income from cumulative effect of change
         in accounting principle ..............           --           568
                                                    --------      --------
Net income ....................................     $  1,353      $  3,360
                                                    ========      ========

PER COMMON SHARE
BASIC:
income from continuing operations .............     $   0.99      $   0.97
Income from discontinued operations ...........           --          1.08
Income from cumulative effect of change
         in accounting principle ..............           --          0.42
                                                    --------      --------
Net income ....................................     $   0.99      $   2.47
                                                    ========      ========

Weighted average shares outstanding ...........        1,361         1,361

ASSUMING DILUTION:
Income from continuing operations .............     $   0.99      $   0.85
Income from discontinued operations ...........           --          0.94
Income from cumulative effect of change
         in accounting principle ..............           --          0.36
                                                    --------      --------
Net income ....................................     $   0.99      $   2.15
                                                    ========      ========

Weighted average shares outstanding ...........        1,361         1,579


Certain statements in this press release may constitute "forward-looking statements" which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements.

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